Exhibit A

- CONVENIENCE TRANSLATION -

TLG IMMOBILIEN AG

Berlin

Announcement pursuant to Section 23 para. 1 sentence 1 no. 1 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz (WpÜG))

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE SUCH RELEASE, PUBLICATION OR DISTRIBUTION WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

On June 27, 2017, TLG IMMOBILIEN AG, Berlin (the “Bidder”) published the offer document for its voluntary public takeover offer (the “Takeover Offer”) to the shareholders of WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft, Frankfurt am Main (“WCM”), regarding the acquisition of all shares in WCM (ISIN DE000A1X3X33 and ISIN DE000A2E4K27 (“WCM Shares”)) for a consideration of 4 shares in the Bidder (ISIN DE000A12B8Z4) for every 23 WCM Shares. The acceptance period for this Takeover Offer will expire on September 5, 2017 at 24:00 hours (midnight) (CEST), unless extended pursuant to the provisions of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz (“WpÜG”)). On August 18, 2017, the share capital of WCM was increased from EUR 134,027,552.00, divided into 134,027,552 WCM Shares, by EUR 2,775,000.00 through the issuance of 2,775,000 WCM Shares (the “Capital Increase”). Accordingly, the share capital of WCM now amounts to EUR 136,802,552.00 and is divided into 136,802,552 WCM Shares.

1.	As of August 22, 2017, 14:00 hours (CEST) (the “Reference Date”), the Takeover Offer had been accepted for a total of 76,543,355 WCM Shares. Taking into account the Capital Increase, this corresponds to approximately 55.95% of the share capital and voting rights of WCM as of the Reference Date.

2.	As of the Reference Date, neither the Bidder nor persons acting in concert with the Bidder within the meaning of Section 2 para. 5 WpÜG or their respective subsidiaries directly held any WCM Shares, nor were any voting rights attributed to the Bidder or persons acting in concert with the Bidder within the meaning of Section 2 para. 5 WpÜG or their respective subsidiaries pursuant to Section 30 WpÜG.

3.	As of the Reference Date, the Bidder held instruments within the meaning of Section 25 para. 1 sentence 1 no. 2 of the German Securities Trading Act (Wertpapierhandelsgesetz (“WpHG”)) which, on the basis of the information available to the Bidder as of the Reference Date, relate to 561,000 WCM Shares in total. Taking into account the Capital Increase, this corresponds to approximately 0.41% of the share capital and voting rights of WCM as of the Reference Date.

It is possible that up to 36,000 WCM Shares, which are subject to those instruments (taking into account the Capital Increase, this corresponds to approximately 0.03% of the share capital and voting rights of WCM as of the Reference Date), are already included in the acceptance rate set out under 1. due to an execution of such instruments without the Bidder’s knowledge, and may therefore be double-counted.

4.	Apart from the foregoing, neither the Bidder nor persons acting in concert with the Bidder within the meaning of Section 2 para. 5 WpÜG or their respective subsidiaries directly or indirectly held instruments or voting rights to be notified pursuant to Section 25, 25a WpHG as of the Reference Date.

Accordingly, the total number of WCM Shares for which the Takeover Offer had been accepted as of the Reference Date, plus the WCM Shares which may be acquired as a result of the instruments within the meaning of Section 25 para. 1 sentence 1 no. 2 WpHG held by the Bidder, is 77,104,355 WCM Shares as of the Reference Date. Taking into account the Capital Increase, this corresponds to approximately 56.36% of the share capital and voting rights of WCM as of the Reference Date. It is possible that up to 36,000 WCM Shares, which are subject to the instruments set out under 3. (taking into account the Capital Increase, this corresponds to approximately 0.03% of the share capital and voting rights of WCM as of the Reference Date), are already included in the acceptance rate set out under 1. and may therefore be double-counted.

Berlin, August 22, 2017

TLG IMMOBILIEN AG

Disclaimer

This announcement is for information purposes only and neither constitutes an offer to purchase or exchange nor an invitation to sell or to make an offer to exchange, securities of WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft or the Bidder, but constitutes a legally required announcement according to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz (WpÜG)) in the context of a public takeover offer. The final terms and further provisions regarding the public Takeover Offer are disclosed in the offer document, the publication of which has been approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Investors and holders of securities of WCM are strongly recommended to read the offer document and all announcements in connection with the public Takeover Offer, as they contain or will contain important information.

The Takeover Offer is made exclusively under the laws of the Federal Republic of Germany, especially under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz (WpÜG)). The Takeover Offer is not executed according to the provisions of jurisdictions other than those of the Federal Republic of Germany. Thus, no other announcements, registrations, admissions or approvals of the offer document and/or the Takeover Offer outside of Federal Republic of Germany have been filed, arranged for or granted. Holders of securities of WCM cannot rely on having recourse to provisions for the protection of investors in any jurisdiction other than the Federal Republic of Germany. No U.S. federal or state securities commission or regulatory authority has approved or disapproved of the offer document and/or the Takeover Offer or passed upon the adequacy or accuracy of the information in the offer related documents. Any representation to the contrary is a criminal offence in the United States of America (“United States”).

Subject to the exceptions described in the offer document as well as any exemptions that may be granted by any competent regulatory authority, a takeover offer is not being made directly or indirectly, in any jurisdiction where to do so would constitute a violation of the national laws of such jurisdiction.

The Takeover Offer will result in the acquisition of securities of a German company and is subject to German disclosure requirements, which differ from those of the United States. The financial information included or referred to in the offer documents has been prepared in accordance with non-U.S. accounting standards and, accordingly, may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The Takeover Offer is being made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Securities Exchange Act”), and the issuance of shares is being made pursuant to an exemption from registration provided by Rule 802 under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and the Takeover Offer is otherwise being made in accordance with the applicable regulatory requirements in Germany. Accordingly, the Takeover Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and law.

It may be difficult for U.S. holders of shares to enforce their rights and any claims arising under the U.S. federal securities laws, since the Bidder and WCM are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. U.S. holders of shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

To the extent permissible under applicable law or regulation, and in accordance with German market practice, the Bidder or its brokers may purchase, or conclude agreements to purchase, securities in WCM, directly or indirectly, outside the Takeover Offer, before, during or after the period in which the Takeover Offer remains open for acceptance. The same applies to other securities which are directly convertible into, exchangeable for, or exercisable for securities in WCM. These purchases may be completed via the stock exchange at market prices or outside the stock exchange at negotiated conditions. Any information on such purchases will be disclosed as required by law or regulation in Germany or any other relevant jurisdiction.

To the extent that any announcements on this website contain forward-looking statements, such statements do not represent facts and are characterized by the words “expect”, “believe”, “estimate”, “intend”, “aim”, “assume” or similar expressions. Such statements express the intentions, opinions or current expectations and assumptions of the Bidder and the persons acting in concert with the Bidder, for example with regard to the potential consequences of the Takeover Offer for WCM, for those shareholders of WCM who choose not to accept the Takeover Offer or for future financial results of WCM. Such forward-looking statements are based on current plans, estimates and forecasts which the Bidder and the persons acting in concert with the Bidder have made to the best of their knowledge, but which do not claim to be correct in the future. Forward-looking statements are subject to risks and uncertainties that are difficult to predict and usually cannot be influenced by the Bidder or the persons acting in concert with the Bidder. It should be kept in mind that the actual events or developments may differ materially from those contained in or expressed by such forward-looking statements.